Filed Pursuant To Rule 433

Registration No. 333-217785

October 23, 2017

SPDR® ETF Trading Report

INVESTMENT PROFESSIONAL USE ONLY
September 2017

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2017
US Core														
SPY	SPDR S&P 500® ETF	0.01	0.00	0.01	64,320,264	16,011,684,649	62,006,496	14,751	14,534	3,672,114	3,582,631	264	0.20	177,764,895
MDY	SPDR S&P MidCap 400® ETF	0.06	0.02	0.07	871,343	278,408,382	1,023,246	2,378	2,025	759,819	643,667	124	0.40	2,412,861
SLY	SPDR S&P 600 Small Cap ETF	0.27	0.22	0.25	16,829	2,111,612	17,726	1,674	1,324	210,037	163,342	99	0.50	7,150
DIA	SPDR Dow Jones Industrial Average ETF Trust	0.01	0.01	0.02	2,169,835	480,604,568	2,384,008	1,863	1,634	412,636	357,666	124	0.30	6,820,169
THRK	SPDR Russell 3000 ETF	0.31	0.16	0.45	21,702	4,038,046	16,685	1,092	1,592	203,188	292,848	93	0.30	575,098
TWOK	SPDR Russell 2000® ETF	0.26	0.31	0.24	7,855	662,508	11,815	1,875	4,418	158,156	368,373	83	0.50	22,576
ONEK	SPDR Russell 1000 ETF	0.23	0.19	0.39	4,890	571,902	4,163	924	2,108	108,062	244,212	102	0.30	19,313
SMD	SPDR S&P 1000 ETF	0.27	0.29	0.50	6,345	590,054	3,957	1,388	1,527	129,070	141,370	168	0.50	1
SPYX	SPDR S&P 500 Fossil Fuel Reserves Free ETF	0.10	0.17	0.13	13,568	820,490	11,127	1,187	1,184	71,778	71,099	146	0.30	7,814
SHE	SPDR SSGA Gender Diversity Index ETF	0.06	0.09	0.06	2,296	158,275	2,680	7,969	7,836	549,223	533,240	140	0.30	52,457
US Style														
SPYG	SPDR S&P 500 Growth ETF	0.09	0.08	0.15	22,694	2,799,390	25,831	541	1,927	66,732	234,420	105	0.30	6,870
SPYV	SPDR S&P 500 Value ETF	0.10	0.09	0.21	7,853	905,101	7,865	614	1,429	70,770	163,420	104	0.30	13,097
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.14	0.09	0.27	21,339	3,086,463	60,909	482	2,140	69,716	304,629	96	0.30	18,916
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.08	0.09	0.17	21,370	2,063,140	88,041	1,044	4,728	100,788	448,214	96	0.40	10,375
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.53	0.24	0.61	16,733	3,668,784	32,944	3,075	2,706	674,225	579,544	76	0.50	4,200
SLYV	SPDR S&P 600 Small Cap Value ETF	0.23	0.19	0.25	27,394	3,289,890	49,917	1,828	1,853	219,543	218,395	112	0.50	15,102
US Sector														
XLY	Consumer Discretionary Select Sector SPDR Fund	0.01	0.01	0.01	4,083,644	366,116,044	3,882,794	8,089	7,798	725,179	700,962	168	0.40	9,647,937
XLP	Consumer Staples Select Sector SPDR Fund	0.01	0.02	0.01	11,604,328	635,965,096	10,269,039	82,907	73,119	4,543,304	4,018,620	431	0.40	40,632,290

Source: NYSE, Nasdaq and BATS as of 9/31/2017. **Past performance is not a guarantee of future results.**

STATE STREET GLOBAL ADVISORS
SPDR®

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2017
US Sector (cont'd)														
XLE	Energy Select Sector SPDR Fund	0.01	0.02	0.01	12,980,336	859,621,903	13,568,220	22,950	19,880	1,519,749	1,294,586	230	0.70	33,590,586
XLF	Financial Select Sector SPDR Fund	0.01	0.04	0.01	58,455,126	1,453,647,150	53,498,281	1,012,161	973,788	25,172,444	24,276,535	1,348	0.70	66,576,412
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	6,612,680	541,882,093	6,464,664	14,050	14,392	1,151,398	1,155,965	253	0.40	25,624,333
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	8,429,260	582,883,866	8,345,164	27,875	25,048	1,927,556	1,718,543	302	0.30	23,499,707
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	4,466,406	250,032,668	3,977,581	24,887	22,069	1,393,174	1,215,119	237	0.40	13,377,535
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	8,547,381	500,529,565	9,492,935	64,466	58,592	3,775,129	3,367,868	305	0.50	31,065,882
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	12,260,774	664,778,385	10,610,600	34,340	32,535	1,861,915	1,743,551	328	0.60	47,437,739
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	1,710,887	55,937,568	1,611,608	50,412	47,550	1,648,472	1,543,949	467	0.50	3,411,932
US Industry														
KBE	SPDR S&P Bank ETF	0.01	0.03	0.01	2,733,946	115,528,691	2,103,678	5,895	4,882	249,123	208,998	198	1.00	3,947,773
KCE	SPDR S&P Capital Markets ETF	0.10	0.20	0.10	6,469	324,392	8,689	2,434	2,921	122,041	146,693	304	0.70	5,587
KIE	SPDR S&P Insurance ETF	0.05	0.06	0.06	229,956	20,077,567	141,789	1,707	1,727	149,038	153,168	133	0.80	299,043
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	5,940,017	315,490,961	4,952,930	4,206	3,622	223,381	194,248	172	1.10	22,426,278
XBI	SPDR S&P Biotech ETF	0.04	0.05	0.05	3,204,438	269,995,284	3,654,333	1,920	1,633	161,779	130,738	154	0.70	24,841,768
XNTK	SPDR NYSE Technology ETF	0.18	0.22	0.18	11,478	898,653	3,644	3,050	3,050	238,785	238,785	109	0.40	9,600
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	1,741,188	67,606,584	1,623,079	13,353	12,811	518,497	492,839	209	0.60	10,852,713

Source: NYSE, Nasdaq and BATS as of 9/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

2

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2017
US Industry (cont'd)														
XME	SPDR S&P Metals & Mining ETF	0.01	0.03	0.01	2,405,339	77,539,230	2,591,744	5,393	5,116	173,870	160,694	181	0.80	10,486,838
XES	SPDR S&P Oil & Gas Equipment & Services ETF	0.02	0.10	0.02	592,547	9,274,965	517,561	8,837	8,822	138,299	132,683	217	1.60	543,789
XITK	SPDR FactSet Innovative Technology ETF	0.11	0.15	0.11	1,875	143,252	2,054	360	404	27,504	29,908	202	0.50	2,178
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	0.01	0.03	0.01	15,603,461	501,828,711	15,114,916	16,081	13,988	517,165	440,342	259	1.10	72,071,481
XPH	SPDR S&P Pharmaceuticals ETF	0.04	0.09	0.04	98,372	4,216,147	89,884	1,849	2,051	79,248	86,470	166	0.70	1,127,597
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	3,502,013	143,048,790	3,956,548	6,903	6,074	281,988	244,053	182	0.70	21,642,976
XSD	SPDR S&P Semiconductor ETF	0.04	0.07	0.04	52,149	3,333,978	66,212	1,378	1,554	88,096	98,788	141	0.90	364,232
XHE	SPDR S&P Health Care Equipment ETF	0.24	0.38	0.22	9,053	564,749	11,997	3,423	2,549	213,527	156,458	100	0.40	36,293
XTL	SPDR S&P Telecom ETF	0.23	0.34	0.27	7,355	505,635	13,227	1,608	1,757	110,550	123,341	71	0.60	4,271
XAR	SPDR S&P Aerospace & Defense ETF	0.05	0.07	0.06	144,891	11,218,936	126,685	1,588	1,709	122,959	128,243	114	0.50	2,263,890
XHS	SPDR S&P Health Care Services ETF	0.16	0.26	0.13	6,489	389,753	8,061	1,654	1,548	99,339	94,474	121	0.70	12,591
XSW	SPDR S&P Software & Services ETF	0.13	0.19	0.13	2,246	146,063	5,049	1,712	1,816	111,331	114,481	151	0.40	1,216
XTH	SPDR S&P Technology Hardware ETF	0.24	0.31	0.28	605	36,448	345	4,747	4,564	358,209	341,844	77	1.00	10,993
XTN	SPDR S&P Transportation ETF	0.05	0.09	0.06	21,208	1,236,026	23,390	1,637	2,261	95,404	127,046	172	0.60	15,064
XWEB	SPDR S&P Internet ETF	0.25	0.35	0.27	307	19,669	299	4,836	4,407	347,853	310,253	11	0.80	1,079
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.05	0.05	0.05	120,252	11,220,839	122,594	1,570	1,761	146,497	163,703	91	0.50	44,436
RWO	SPDR Dow Jones Global Real Estate ETF	0.05	0.10	0.05	238,632	11,452,884	183,605	1,385	1,333	66,466	63,904	163	0.40	90,873
RWX	SPDR Dow Jones International Real Estate ETF	0.02	0.04	0.01	474,082	18,458,032	450,247	5,409	5,306	210,572	205,554	263	0.40	1,895,733

Source: NYSE, Nasdaq and BATS as of 9/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2017
Global Equities														
DGT	SPDR Global Dow ETF	0.46	0.58	0.45	1,015	75,760	1,269	549	508	43,893	39,924	85	0.50	1,350
GII	SPDR S&P Global Infrastructure ETF	0.16	0.31	0.16	18,299	968,638	15,339	794	1,047	42,026	54,329	148	0.40	5,861
GNR	SPDR S&P Global Natural Resources ETF	0.05	0.11	0.06	105,217	4,811,696	99,835	938	1,220	42,895	53,814	152	0.40	156,090
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.06	0.03	106,864	4,020,233	168,529	12,700	8,193	477,774	300,683	340	0.40	63,383
ACIM	SPDR MSCI ACWI IMI ETF	0.32	0.43	0.35	2,949	219,947	4,837	410	416	30,586	30,451	37	0.30	3,110
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.52	0.73	0.40	1,351	95,148	3,368	292	478	20,714	33,618	104	0.90	5,765
GWL	SPDR S&P World ex-US ETF	0.04	0.13	0.04	60,142	1,824,462	80,746	11,428	9,047	346,726	269,782	376	0.30	63,388
GWX	SPDR S&P International Small Cap ETF	0.08	0.23	0.07	54,120	1,879,250	50,981	1,473	1,378	51,143	47,059	305	0.30	55,374
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.12	0.14	0.12	1,732	144,598	1,207	973	1,039	83,474	88,180	50	0.30	821
International Developed Equities - Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.02	0.01	2,493,244	101,533,477	2,368,168	91,731	82,507	3,735,286	3,291,204	525	0.50	6,418,557
FEU	SPDR STOXX Europe 50 ETF	0.07	0.20	0.06	27,430	962,326	36,413	961	1,226	33,712	42,346	192	0.40	12,186
SMEZ	SPDR EURO STOXX Small Cap ETF	0.16	0.25	0.15	3,804	172,944	2,899	670	783	41,681	47,050	128	0.50	2,373
Emerging Market Equities														
GMM	SPDR S&P Emerging Markets ETF	0.15	0.21	0.16	38,788	2,850,287	44,474	514	868	37,769	61,081	84	0.60	12,997
GMF	SPDR S&P Emerging Asia Pacific ETF	0.16	0.16	0.18	30,301	3,025,441	21,945	490	590	48,927	57,655	124	0.60	23,349
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.69	1.03	0.67	589	36,603	1,080	289	463	19,323	30,248	85	0.90	2,602
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.09	0.18	0.09	58,911	2,943,351	55,680	771	923	38,519	44,913	151	0.60	58,991

Source: NYSE, Nasdaq and BATS as of 9/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2017
Emerging Market Equities (cont'd)														
GXC	SPDR S&P China ETF	0.13	0.13	0.13	53,996	5,488,845	63,821	367	449	37,306	43,751	73	0.80	17,807
XINA	SPDR MSCI China A Shares IMI ETF	0.17	0.70	0.19	111	1,958	61	129	141	3,106	3,314	19	3.20	485
Advanced Beta - Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.07	0.23	0.07	50,297	1,568,412	48,815	949	899	29,590	27,887	183	0.60	38,815
DWX	SPDR S&P International Dividend ETF	0.07	0.17	0.07	110,114	4,486,894	122,291	1,618	1,797	65,934	72,275	201	0.40	62,425
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	343,604	31,040,110	370,424	1,465	1,596	132,348	142,938	181	0.20	507,351
WDIV	SPDR S&P Global Dividend ETF	0.09	0.13	0.08	9,628	652,515	11,975	578	606	39,171	40,784	131	0.30	2,645
SPYD	SPDR S&P 500 High Dividend ETF	0.06	0.17	0.06	37,292	1,338,071	42,136	5,279	5,492	189,411	194,856	144	0.30	5,299
Advanced Beta - Multi Factor														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.09	0.06	3,230	189,779	1,852	763	795	45,131	46,333	126	0.30	27
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.06	0.09	0.06	1,198	777	932	969	980	2,772	59,996	242	0.60	6,108
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.26	0.36	0.26	184	10,055	720	440	453	32,688	32,729	42	0.60	478
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.15	0.28	0.15	1,337	68,248	4,190	803	908	42,158	47,298	96	0.40	693
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.27	0.43	0.33	14,126	893,172	16,862	1,358	1,072	85,866	66,796	156	0.30	4,680
QWLD	SPDR MSCI World StrategicFactors ETF	0.78	1.09	0.70	1,005	68,373	1,997	776	664	55,259	46,553	161	0.80	141
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.33	0.54	0.28	7,908	488,853	8,100	683	776	42,223	47,064	112	0.50	95,142
QUS	SPDR MSCI USA StrategicFactors ETF	0.09	0.12	0.17	2,968	211,386	7,935	311	314	22,345	22,212	105	0.30	1,824
Advanced Beta - Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.14	0.24	0.11	824	45,213	538	4,149	3,967	236,908	224,929	21	0.60	9,403

Source: NYSE, Nasdaq and BATS as of 9/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2017
Advanced Beta - Single Factor (cont'd)														
VLU	SPDR S&P 1500 Value Tilt ETF	0.65	0.69	0.62	591	53,490	502	620	649	58,578	60,571	71	0.60	4,528
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.53	0.51	0.50	1,216	126,641	740	649	691	68,379	72,403	81	0.40	2,888
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.40	0.46	0.43	2,643	232,040	2,100	546	555	47,944	48,579	79	0.30	4,767
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.32	0.34	0.36	9,093	846,761	7,357	2,837	2,873	264,181	264,575	75	0.50	12,701
ONEY	SPDR Russell 1000 Yield Focus ETF	0.31	0.44	0.30	945	27,646	956	5,547	3,976	387,735	277,525	581	0.80	301
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.39	0.54	0.40	4,006	284,588	3,400	1,204	1,068	85,532	75,123	89	0.40	50,435
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.28	0.40	0.31	10,217	720,780	7,972	1,208	1,079	85,478	76,674	316	0.50	55,313
Advanced Beta - Fixed Income														
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.12	0.38	0.14	1,554	48,455	5,457	978	449	31,746	14,512	33	0.20	1,086
Fixed Income - US Government														
BIL	SPDR Bloomberg Barclays 1-3 Month T-Bill ETF	0.01	0.02	0.01	517,710	23,671,468	548,570	1,334,575	1,522,363	61,016,769	69,617,660	570	0.00	439,249
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.10	0.06	36,717	2,213,228	76,231	9,924	10,145	598,219	610,729	267	0.10	24,646
TLO	SPDR Bloomberg Barclays Long Term Treasury ETF	0.05	0.06	0.08	73,434	5,377,124	57,573	1,736	1,770	127,110	128,343	233	0.50	50,222
IPE	SPDR Bloomberg Barclays TIPS ETF	0.06	0.11	0.06	33,752	1,916,493	34,752	6,628	5,366	376,338	302,750	161	0.20	9,455
SST	SPDR Bloomberg Barclays Short Term Treasury ETF	0.03	0.11	0.04	12,394	374,444	13,834	15,463	10,326	467,137	311,845	339	0.10	4,588
TIPX	SPDR Bloomberg Barclays 1-10 Year TIPS ETF	0.03	0.16	0.05	27,598	539,765	17,522	2,103	1,817	41,135	35,450	425	0.20	47,438
Fixed Income - US Investment Grade Corporates														
SCPB	SPDR Bloomberg Barclays Short Term Corporate Bond ETF	0.01	0.03	0.01	436,916	13,402,259	472,475	23,158	23,189	710,256	711,207	334	0.00	85,937
ITR	SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF	0.01	0.04	0.02	546,202	18,878,824	470,593	11,633	10,684	402,036	369,025	349	0.10	27,417

Source: NYSE, Nasdaq and BATS as of 9/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2017
Fixed Income - US Investment Grade Corporates (cont'd)														
LWC	SPDR Bloomberg Barclays Long Term Corporate Bond ET	0.13	0.30	0.13	28,855	1,209,941	49,953	3,240	4,989	135,853	208,590	227	0.40	8,324
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.04	0.01	221,412	6,797,570	235,895	8,332	9,253	255,792	284,160	245	0.00	38,972
Fixed Income - High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	6,818,216	253,201,814	8,918,474	95,200	108,188	3,535,728	4,011,611	517	0.10	37,581,363
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	1,122,184	31,257,054	1,378,712	42,882	40,604	1,194,264	1,131,227	442	0.10	1,610,367
CJNK	SPDR BofA Merrill Lynch Crossover Corporate Bond ETF	0.18	0.67	0.16	9,007	240,527	8,950	537	535	14,338	14,215	159	0.20	9,241
Fixed Income - US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.06	0.24	0.07	52,083	1,370,878	38,752	1,862	3,626	49,008	95,255	160	0.10	10,374
Fixed Income - US Aggregate														
BNDS	SPDR Bloomberg Barclays Aggregate Bond ETF	0.05	0.09	0.06	41,457	2,401,025	38,659	4,522	2,903	261,914	167,648	212	0.10	62,794
Fixed Income - Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.02	0.01	1,036,785	52,785,648	1,111,265	3,044	2,506	154,970	126,603	151	0.30	859,144
PSK	SPDR Wells Fargo Preferred Stock ETF	0.04	0.10	0.06	59,577	2,674,289	48,207	7,976	9,314	358,043	419,503	148	0.20	26,213
Fixed Income - Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.02	0.03	0.01	318,975	15,553,146	274,455	9,526	10,907	464,488	531,607	350	0.00	186,535
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.04	0.02	206,950	10,176,948	213,445	2,507	3,275	123,294	160,704	130	0.10	141,072
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.17	0.30	0.15	81,139	4,659,706	72,456	674	705	38,708	40,319	173	0.20	17,695
Fixed Income - International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.21	0.36	0.18	21,931	1,273,308	20,647	731	842	42,442	48,019	103	0.40	19,287

Source: NYSE, Nasdaq and BATS as of 9/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 mo. trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Avg. Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 mo. trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 mo. trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 mo. trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 9/15/2017
Fixed Income - International (cont'd)														
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.17	0.54	0.17	38,824	1,252,535	27,905	920	932	29,679	29,815	306	0.30	38,792
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.02	0.09	0.03	567,892	16,233,427	489,114	1,340	1,317	38,311	37,205	176	0.40	495,435
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.09	0.26	0.10	32,279	1,126,845	48,729	983	1,006	34,317	34,405	158	0.50	10,095
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.11	0.36	0.10	113,045	3,407,375	59,818	1,387	2,271	41,804	68,016	331	0.30	100,283
Commodity														
GLD®	SPDR Gold Trust®	0.01	0.01	0.01	8,711,715	1,089,445,648	7,656,000	12,057	12,452	1,507,848	1,519,767	212	0.70	18,457,313
NANR	SPDR S&P North American Natural Resources ETF	0.07	0.21	0.06	24,322	813,367	29,115	1,709	1,698	57,149	54,693	172	0.40	28,165
Active - Asset Allocation														
RLY	SPDR SSgA Multi-Asset Real Return ETF	0.11	0.42	0.10	14,690	370,492	18,964	8,089	7,230	204,005	177,786	214	0.40	4,994
INKM	SPDR SSgA Income Allocation ETF	0.09	0.28	0.09	5,512	183,095	5,520	9,841	10,117	326,918	332,445	221	0.20	1,623
GAL	SPDR SSgA Global Allocation ETF	0.06	0.15	0.07	12,807	470,923	14,771	7,119	7,937	261,766	288,113	142	0.20	19,720
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.04	0.16	0.05	35,174	906,016	33,112	6,208	4,828	159,918	124,080	504	0.47	26,650
Active - Equity														
SYE	SPDR MFS Systematic Core Equity ETF	0.28	0.40	0.24	746	52,080	4,106	2,419	1,428	170,128	99,646	49	0.40	620
SYG	SPDR MFS Systematic Growth Equity ETF	0.28	0.38	0.27	2,003	149,428	3,296	1,013	1,007	75,570	73,863	79	0.40	9,881
SYV	SPDR MFS Systematic Value Equity ETF	0.16	0.26	0.16	339	19,404	282	1,296	1,385	79,885	84,222	51	0.60	146
Active - Fixed Income														
TOTL	SPDR DoubleLine Total Return Tactical ETF	0.02	0.04	0.03	357,934	17,679,634	321,164	3,896	4,653	192,423	229,579	209	0.10	77,271
EMTL	SPDR DoubleLine Emerging Markets Fixed Income ETF	0.11	0.21	0.11	2,475	126,981	13,750	3,114	8,363	159,596	424,186	270	0.25	960

Source: NYSE, Nasdaq and BATS as of 9/31/2017. **Past performance is not a guarantee of future results.**

State Street Global Advisors

8

SPDR® ETF Trading Report
Consolidated Consolidated Avg. Avg. Avg. Quote
Spread ($) Avg. Daily Consolidated Daily Volume Avg. Quote Size Avg. Size ($) Avg. Daily Short
Spread Spread vs. 3 mo. Volume Avg. Daily (shares) vs. Quote Size (Shares) vs. 3 Quote vs. 3 mo. Trade Volatility Interest as
Ticker ETF Name ($) (%) trailing (shares) Volume ($) 3 mo. trailing (shares) mo. trailing Size ($) trailing Size (%) of 9/15/2017
Active - Fixed Income (cont’d)
STOT SPDR DoubleLine Short Duration Total Return Tactical ETF 0.21 0.41 0.18 8,714 432,947 7,927 1,673 1,743 83,295 86,819 174 0.22 6,427
SRLN SPDR Blackstone / GSO Senior Loan ETF 0.02 0.03 0.02 377,962 17,861,517 310,127 5,318 5,654 251,329 267,660 253 0.00 237,342
ULST SPDR SSgA Ultra Short Term Bond ETF 0.07 0.16 0.07 6,886 266,676 3,989 1,836 2,212 73,936 89,077 99 0.10 735
State Street Global Advisors

SPDR® ETF Trading Report
ssga.com | spdrs.com
State Street Global Advisors One Lincoln Street, Boston, MA 02111-2900. T: +1 617 786 3000.
Important Risk Information
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.
Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities. Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
Diversification does not ensure a profit or guarantee against loss.
Investing in commodities entails significant risk and is not appropriate for all investors. Important Information Relating to SPDR Gold Trust (“GLD®”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares. When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto.
For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Boston, MA, 02111; T: +1 866 320 4053 spdrgoldshares.com
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
State Street Global Advisors and SSGA are registered trademarks of State Street Corporation.
There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., a registered broker-dealer, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc. is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC.
State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.
Not FDIC Insured • No Bank Guarantee • May Lose Value
State Street Global Advisors
© 2017 State Street Corporation. All Rights Reserved.
IBG-25606 Exp. Date: 10/31/2017 SPD001458

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Markets, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.